SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section
                        14(a) of the Securities Exchange
                          Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary proxy statement.
|_|      Confidential, for use of the Commission only
         (as permitted by Rule 14a-6(e)(2)).
|_|      Definitive proxy statement.
|_|      Definitive additional materials.
|X|      Soliciting material under Rule 14a-12.

                          HOME-STAKE OIL & GAS COMPANY
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                (Name of Registrant as Specified In Its Charter)


                                 Not Applicable
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

|X|      No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------
         (2)     Aggregate number of securities to which transaction applies:

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         (3)     Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)     Proposed maximum aggregate value of transaction:

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         (5)     Total fee paid:

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|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount Previously Paid:_______________________________________
         (2)   Form, Schedule or Registration Statement No.:_________________
         (3)   Filing Party:_________________________________________________
         (4)   Date Filed:___________________________________________________



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                           HOME-STAKE OIL & GAS SIGNS
                     MERGER AGREEMENT WITH CORTEZ OIL & GAS;
                       HOME-STAKE SHAREHOLDERS TO RECEIVE
                        $11 PER SHARE CASH IN TRANSACTION

Tulsa, Oklahoma, October 3, 2000 -- Home-Stake Oil & Gas Company (Nasdaq: HSOG) ("Home-Stake") and Cortez Oil & Gas, Inc. ("Cortez"), a private company headquartered in Plano, Texas, announced today that they have signed a definitive merger agreement for Cortez to acquire Home-Stake. The shareholders of Home-Stake will receive $11.00 per share cash for all outstanding shares of Home-Stake.

The merger agreement has been unanimously approved by the board of directors of both Home-Stake and Cortez. The merger is subject to customary closing conditions including approval by the shareholders of Home-Stake. It is anticipated that the transaction will close before the end of this year. Pursuant to the merger agreement, no more cash dividends will be paid on Home-Stake's outstanding shares and the current directors and officers of Home-Stake will resign effective upon the closing of the transaction.

The current directors of Home-Stake and certain of their spouses, who own an aggregate of approximately 21.1% of Home-Stake's outstanding shares, have entered into agreements to vote for the merger.

Robert C. Simpson, Home-Stake's President, said "this is an opportune time for our shareholders to become liquid. Many of our shareholders are second, third and fourth generation owners who have expressed strong interests in becoming liquid, and the timing is right for this transaction. After 83 1/2 years, Home-Stake has enjoyed successful operations emphasizing a fair treatment to all of our shareholders while striving for positive reserve and earnings growth. Our policy since our organization in 1917 (capitalized with $100,000) was to provide shareholders with prudent management with integrity, hard work, sound growth, and cash dividend payments. This past September 15, 2000, we distributed our 529th consecutive cash dividend payment since the early 1920's. Since inception, Home-Stake has paid total cash dividends of approximately $32.9 million (not adjusted for inflation)."

Stephens Inc. is serving as the financial advisor to the board of directors of Home-Stake and has rendered its opinion to the Home-Stake board with respect to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of Home-Stake.

Home-Stake Oil & Gas Company is an independent oil and gas company engaged in the exploration, production, development and acquisition of oil and gas properties. Home-Stake is listed on the Nasdaq Small Cap Market, trading under the symbol "HSOG."

Cortez Oil & Gas, Inc. is an independent oil and gas exploration and production company headquartered in Plano, Texas. Cortez was formed in March 2000 by management and Natural Gas Partners to focus on acquisitions and exploitation drilling primarily in the Permian Basin and the onshore Gulf Cost region of South Texas.



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


                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

Home-Stake plans to mail a proxy statement to its shareholders containing information about the merger. Shareholders of Home-Stake and other investors are advised to read the proxy statement carefully when it becomes available because it will contain important information about Home-Stake, the merger, the persons soliciting proxies related to the merger, including officers and directors of Home-Stake, their interest in the merger, and related matters. Shareholders may obtain free copies of the proxy statement (when available) at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement will also be available from Home-Stake by directing such requests to the attention of Mr. Chris K. Corcoran, Home-Stake Oil & Gas Company, 15 E. 5th Street, Suite 2800, Tulsa, Oklahoma 74103, telephone (918) 583-0178.

Home-Stake also files annual, quarterly and special reports, proxy statements and other information with the SEC. Investors may read and copy any reports, statements or other information filed by Home-Stake on the SEC's website (http://www.sec.gov) or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information on public reference rooms.

                       NOTE ON FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that Home-Stake expects or anticipates will or may occur in the future are forward-looking statements, including statements concerning the possible outcome of the merger, the impact of the transaction on Home-Stake and the anticipated timing of closing. A number of risks and uncertainties could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in Home-Stake's reports and documents filed from time to time with the SEC.

CONTACT: Robert C. Simpson  918-583-0178

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